EXHIBIT 99.2

Lumera Reports Third Quarter 2007 Results and Updates on Product Development Progress

BOTHELL, Wash.--(BUSINESS WIRE)--Lumera Corporation (NASDAQ:LMRA - News), a leader in photonics communication, today reported financial results for the third quarter 2007 and released information regarding its current product development progress.

Revenues totaled $624,000 for the three months ended September 30, 2007, compared with $1,030,000 for the same period in 2006, a 39 percent decrease over the prior year. Lumera’s net loss totaled $4.8 million or $0.24 per share for the three months ended September 30, 2007, compared with $2.7 million or $0.16 per share for the same period in 2006.

Revenues totaled $2,418,000 for the nine months ended September 30, 2007, compared with $2,198,000 for the same period in 2006, a 10 percent increase over the prior year. Lumera’s net loss totaled $10.9 million or $0.54 per share for the nine months ended September 30, 2007, compared with $9 million or $0.54 per share for the same period in 2006.

“The commercialization of the ProteomicProcessor™ System is on track for its formal launch at the May 2008 PEGS: The Protein Engineering Summit, and during the quarter Plexera entered into an agreement with MitoScience that outlines a path for an antibody array product,” said Dr. Joe Vallner, interim CEO of Lumera and Chairman and CEO of Plexera Bioscience LLC. “In electro-optics, we recently announced the introduction of a 40 Gbps polymer modulator with one of the lowest driving voltages and highest bandwidths in the industry. Additionally, this morning’s announcement of an advance order for our 100 Gbps modulator is another example of the strides we are making. These achievements are important steps in our overall progress and path to profitability.”

Summary Discussion of Product Development

Lumera’s business segments are further detailed in the market summaries below.

Plexera Bioscience LLC

Lumera, through its wholly owned subsidiary Plexera Bioscience LLC, is developing label-free high-throughput methods targeted at the biological and medical research markets.

During the quarter, Plexera announced it had entered into an agreement that outlines a commercial path for an antibody array product, enabled with Plexera’s ProteomicProcessor™ and MitoSciences' proprietary antibodies. MitoSciences is the leading developer of assays and antibodies for understanding mitochondrial function, and its products are used worldwide in life science research, drug development, and diagnostics. Pharmaceutical companies need to find new ways to screen and eliminate problematic compounds sooner in the drug development process. Failures of pipeline drugs due to ADME and toxicology are estimated to be in the 50% to 60% range, making it the number one reason for preclinical attrition, according to market research firm Business Insights, Ltd. The total U.S. ADME/Tox market was estimated to be $1.1 billion in 2003 and is expected to grow to $2.8 billion by 2009, representing a compound annual growth rate of 17.2%. High-throughput technologies that quickly and efficiently identify toxic drug compounds promise to increase the success rate of new pharmaceutical drug development.

Electro-Optics

Lumera is developing a new generation of electro-optic modulators and other devices for optical networks and systems based on proprietary polymer materials.

During the quarter, Lumera announced the introduction of a 40 Gbps modulator that matches or exceeds the performance of the current supply leader. At 1.8 volts, it has one of the lowest driving voltages in the field. The Company plans to manufacture and aggressively market this modulator to establish polymer modulators as reliable alternatives offering superior performance to crystalline modulators. As Lumera gains market acceptance and achieves customer buy-in to the polymer-based value proposition, this will position the Company for the successful introduction of its 100 Gbps modulator. Currently, no other modulator is known to be capable of operating even close to the specifications of the Lumera 100 Gbps modulator.

Summary Financial Discussion

Revenues totaled $624,000 for the three months ended September 30, 2007, compared with $1,030,000 for the same period in 2006, a 39 percent decrease over the prior year. Government contract revenue totaled $624,000 for the current three month period, a decrease of $391,000 from $1,015,000 in 2006. The decline in our current quarter government contract revenue, as expected, is related to the timing of milestones on our DARPA contract, which are nearly all complete. We are awaiting final approval on the current DARPA Phase II, which we anticipate will occur during the fourth quarter of 2007, followed by the $2.4 million Phase III award for 2008. There were no product revenues for the three months ended September 30, 2007. Product revenues for the period ended September 30, 2006 totaled $15,000. Backlog on our government contracts totaled $495,000 at September 30, 2007.

Revenues totaled $2,418,000 for the nine months ended September 30, 2007 compared with $2,198,000 for the same period in 2006, a 10 percent increase over the prior year. Government contract revenue totaled $2,327,000 for the current nine month period, an increase of $291,000 from $2,036,000 in 2006 due primarily to billings on our DARPA contract. Product revenues totaled $91,000 for the nine months ended September 30, 2007, reflecting sales of electro-optic modulators compared with $162,000 for the comparative 2006 period, primarily reflecting sales of beta version Proteomic Processors.

Operating expenses for the three months ended September 30, 2007, increased by $2,039,000 to $5,377,000, compared to $3,338,000 for the same period in 2006. Research and Development expense, which totaled $2,055,000 for the three months ended September 30, 2007, increased by $615,000, or 43 percent, from $1,440,000 for the same period in 2006 due primarily to an increase in compensation cost associated with additional research personnel, an increase in non-cash compensation cost associated with stock-based compensation awards and an increase in licensing and professional fees related to product development, all in the current period. Marketing, general and administrative expense, which totaled $3,322,000 for the three months ended September 30, 2007, increased by $1,424,000, or 75 percent, compared to $1,898,000 for the same period in 2006 due primarily to increased professional fees related to consulting, legal and accounting fees, increased cash compensation costs associated with additional marketing and administrative personnel, contractual severance expense and related non-cash stock-based compensation costs.

Operating expenses for the nine months ended September 30, 2007, increased by $2,400,000 to $12,905,000, compared to $10,505,000 for the same period in 2006. Research and Development expense, which totaled $4,706,000 for the nine months ended September 30, 2007, increased by $83,000, or 2 percent, from $4,623,000 for the same period in 2006 due primarily to an increase in cash compensation costs combined with lower professional fees related to product development in the current period and lower depreciation costs as our asset base becomes more fully depreciated. Marketing, general and administrative expense, which totaled $8,199,000 for the nine months ended September 30, 2007, increased by $2,317,000, or 39 percent, compared to $5,882,000 for the same period in 2006 due primarily to increased professional fees related to consulting, legal and accounting fees, increased cash compensation costs associated with additional marketing and administrative personnel, contractual severance expense incurred in the third quarter and increased non-cash stock-based compensation costs related to additional current-year awards and severance-related expense.

Lumera’s net loss totaled $10.9 million or $0.54 per share for the nine months ended September 30, 2007, compared with $9.0 million or $0.54 per share for the same period in 2006.

Lumera, which ended the quarter with $18.3 million in cash and investment securities, used $3.5 million in cash to fund operations and working capital requirements during the three months ended September 30, 2007, bringing the nine month cash usage total to $8.0 million. Capital expenditures, which include leasehold and related capital improvements, totaled $524,000 for the first nine months of 2007, down from $2,082,000 during the same period in 2006.

Resignation of Director

The Company also announced the resignation of Dr. Sanjiv Sam Gambhir from its Board of Directors due to health reasons. “Dr. Gambhir has been a valuable member of our Board, and we tremendously appreciate the insights he brought to our strategic direction. We wish him well as he attends to his health,” said Dr. Vallner. “I look forward to continuing to participate with Plexera’s direction and progress on a more limited basis as a Scientific Advisory Board member and wish the entire Lumera team the success it so greatly deserves,” said Dr. Gambhir.

Conference Call

Lumera will host a conference call to discuss its third quarter of 2007 financial results on Thursday, November 1, at 4:30 p.m. EDT. The call will be broadcast over the Internet and can be accessed from the company's web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing 800-798-2796 ten minutes prior to the start of the conference. International participants can dial 617-614-6204. The conference passcode number is 72583469. A telephone replay of the call will be available through November 8, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The replay passcode is 21506583. A replay of the conference call will be available on the company's web site.

About Lumera

Lumera is a leader in photonic communications. The company designs electro-optic components based on proprietary polymer compounds for the telecommunications and computing industries. Through its wholly owned subsidiary, Plexera Bioscience LLC, the company is also in the bioscience industry. Plexera is focused on providing the life sciences market with tools, content, and methods to simplify and accelerate proteomic discovery for therapeutic antibodies as well as predictive biomarkers. For more information, please visit www.lumera.com.

Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Lumera Corporation

Balance Sheet

(In thousands)

(Unaudited)

	September 30,	December 31,
	2007	2006
Assets
Current Assets
Cash and cash equivalents	$8,948	$10,521
Investment securities, available-for-sale, current	9,351	15,788
Accounts receivable, net of allowance	90	380
Costs and estimated earnings in excess of billings on uncompleted contracts	161	338
Other current assets	601	600
Total current assets	19,151	27,627

Property and equipment, net	2,615	2,759
Restricted Investments	700	700
Other assets	46	46
Total Assets	$22,512	$31,132

Liabilities and Shareholders' Equity
Liabilities
Current Liabilities
Accounts payable	$673	$850
Accrued liabilities	1,664	982
Total current liabilities	2,337	1,832

Deferred rent, net of current portion	330	407
Total liabilities	2,667	2,239

Commitments and contingencies
Shareholders' Equity
Common stock, $0.001 par value, 120,000,000 shares authorized; 20,055,352 shares issued and outstanding at September 30, 2007, and 20,055,352 shares issued and outstanding at December 31, 2006	20	20
Additional Paid-in Capital	91,504	89,690
Accumulated other comprehensive (loss) income	9	1
Accumulated deficit	(71,688)	(60,818)
Total shareholders' equity	19,845	28,893
Total Liabilities and Shareholders' Equity	$22,512	$31,132

Lumera Corporation

Statements of Operations

(In thousands, except earnings per share and share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenue	$624	$1,030	$2,418	$2,198
Cost of revenue	344	566	1,271	1,270
Gross Profit	280	464	1,147	928

Research and development expense	2,055	1,440	4,706	4,623
Marketing, general and administrative expense	3,322	1,898	8,199	5,882

Total operating expenses	5,377	3,338	12,905	10,505

Loss from operations	(5,097)	(2,874)	(11,758)	(9,577)
Interest income	266	176	888	585

Net Loss	$(4,831)	$(2,698)	$(10,870)	$(8,992)

Net Loss per Share Basic and Diluted	$(0.24)	$(0.16)	$(0.54)	$(0.54)

Weighted Average Shares Outstanding --
Basic and Diluted	20,055,352	16,802,443	20,055,352	16,777,363

Contact:
Lumera Corporation
Investor Relations:
Hélène F. Jaillet, 425-398-6546
or
The Summit Group Communications
Media:
Todd Wolfenbarger, 801-595-1155
Cell: 801-244-9600

Source: Lumera Corporation